EXHIBIT 99.1

Psychemedics Corporation Announces Q4 and Year End Results

Declares 86th Consecutive Quarterly Dividend

ACTON, Mass., March 07, 2018 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ:PMD) today announced fourth quarter and year-end financial results for the period ended December 31, 2017.  The Company also announced a quarterly dividend of $0.15 per share payable to shareholders of record as of March 19, 2018 to be paid on March 29, 2018.  This will be the Company’s 86th consecutive quarterly dividend.

The Company's revenue for the year ended December 31, 2017 was $39.7 million versus $39.0 million for the twelve months ended December 31, 2016, an increase of 2%. Net income for the twelve months ended December 31, 2017 was $6.1 million or $1.10 per diluted share, versus $6.7 million or $1.22 per diluted share, for the comparable period last year, a decrease of 8%. The Company’s revenue for the quarter ended December 31, 2017 was $9.8 million versus $10.8 million for the quarter ended December 31, 2016, a decrease of 9%.  Net income for the quarter ended December 31, 2017 was $2.4 million or $0.42 per diluted share, versus $2.4 million or $0.43 per diluted share, for the comparable period last year.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

“2017 was a challenging year; yet another year of major accomplishments and continued recognition of our scientific leadership position in the industry.

“Although we recorded another year of record revenue, earnings did not keep pace, primarily driven by our business in Brazil.  4Q revenues and earnings were below the very strong 4Q in 2016. We did see some nice pick-up in our domestic business overall and some significant increases in some market segments, especially in the fourth quarter.  These revenues and earnings results are not where we want to be, and we believe they do not reflect the solid underlying fundamentals and long-term strength of the Company.

“As we mentioned in previous reports, the Brazilian professional drivers market continues to evolve, and as in any new and large market, greater challenges and uncertainty are to be expected.  In addressing those challenges in 2017, we implemented a number of strategic initiatives in conjunction with our Brazilian distributor to defend and increase our market share that we believe are in the best long-term interest of the Company.

“Once again, I would like to underscore that the Brazil driver market is LARGE by law and EXPANDING by law. The law requires that in September 2018, professional drivers must renew their license every 2 ½ years, instead of the current every 5 years.  This will represent a virtual doubling of this large market in the not-too-distant future.  In addition, the results of this government mandated testing program have been so favorable for the people of Brazil in terms of the significant reduction in highway accidents and fatalities that the government is discussing and considering requiring a hair test for other types of driver’s licenses.  We intend to continue to be a major factor in the development of this large and growing market.

“The Company’s earnings results were also significantly impacted, positively and negatively, by income taxes in 2017.  On the positive side, as a result of the passing of the “Tax Cuts and Jobs Act”, the Company reduced its tax liability and income tax provision by $1.2 million, or $0.22 diluted EPS.  This was primarily the result of a revaluation of the Company’s deferred tax liability.  This benefit was partially offset by the imposition of income taxes incurred as a result of the Company’s formation of a subsidiary in Brazil.  The impact was an increase in the income tax provision of $0.6 million, or $0.10 diluted EPS.  The net was a gain of $0.6 million or $0.12 diluted EPS for the year and $1.1 million or $0.20 diluted EPS for 4Q.  The entire benefit of $0.22 diluted EPS was realized in 4Q as this is when the new tax law was enacted.

“We achieved several industry “firsts” this year including:

  First lab to be approved for hair testing for drugs of abuse in hair by the state of Iowa
  First FDA cleared test for Benzodiazepines using hair
  First synthetic cannabinoid test using hair in the workplace

“The Company’s balance sheet remains strong with approximately $8.2 million in cash and $9.6 million of working capital.  The total equipment financing outstanding was $3.4 million as of December 31, 2017, compared to a total amount borrowed of $10.8 million reflecting repayment of over $7 million since May 2014.  Our directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow.  Therefore, we are pleased to declare our quarterly dividend of $0.15 per share. This dividend represents our 86th consecutive quarterly dividend.”

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com

Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995:  From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties.  In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, dividends, future business, growth opportunities, profitability, pricing, new accounts, customer base, market share, test volume, sales and marketing strategies, U.S. and foreign drug testing laws and regulations and the enforcement of such laws and regulations, required investments in plant, equipment and people and new test development) may be "forward looking" statements.  Actual results may differ from those stated in any forward-looking statements.  Factors that may cause such differences include but are not limited to risks associated with the development of markets for new products and services offered, costs of capacity expansion, U.S. and foreign government regulation, including but not limited to FDA regulations, Brazilian laws and regulations, proposed laws and regulations, currency risks, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s  ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform,  risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s  ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.  The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

Psychemedics Corporation Consolidated Statements of Income (in thousands, except per share data) (UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenues	$9,760	$10,764	$39,701	$38,980
Cost of revenues	4,983	4,366	19,879	17,530

Gross profit	4,777	6,398	19,822	21,450

Operating Expenses:
General & administrative	1,364	1,250	5,642	4,965
Marketing & selling	1,114	1,155	4,666	4,960
Research & development	352	356	1,357	1,415

Total Operating Expenses	2,830	2,761	11,665	11,340

Operating income	1,947	3,637	8,157	10,110
Other income (expense)	42	(30)	20	(134)

Net income before provision for income taxes	1,989	3,607	8,177	9,976

Provision for / (benefit from) income taxes	(361)	1,247	2,056	3,298

Net income	$2,350	$2,360	$6,121	$6,678

Diluted net income per share	$0.42	$0.43	$1.10	$1.22

Dividends declared per share	$0.15	$0.15	$0.60	$0.60

Psychemedics Corporation Consolidated Balance Sheets (in thousands, except share par value) (UNAUDITED)

	December 31,	December 31,
	2017	2016

ASSETS
Current Assets:
Cash and cash equivalents	$8,165	$3,938
Accounts receivable, net of allowance for doubtful accounts of $64 in 2017 and $50 in 2016	4,488	5,837
Prepaid expenses and other current assets	1,212	1,079
Total Current Assets	13,865	10,854

Fixed Assets, net of accumulated amortization and depreciation of $11,670 in 2017 and $8,900 in 2016	11,811	13,358
Other assets	832	820

Total Assets	$26,508	$25,032

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$398	$1,363
Accrued expenses	2,870	1,988
Current portion of long-term debt	957	1,144
Total Current Liabilities	4,225	4,495

Long-term debt	2,420	2,237
Deferred tax liabilities, long-term	1,243	2,693
Total Liabilities	7,888	9,425

Shareholders' Equity:
Preferred stock, $0.005 par value, 873 shares authorized, no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000 shares authorized 6,160 shares issued in 2017 and 6,128 shares issued in 2016	31	31
Accumulated other comprehensive loss	(238)	--
Additional paid-in capital	31,022	30,603
Accumulated deficit	(2,113)	(4,945)
Less - Treasury stock, at cost, 668 shares	(10,082)	(10,082)

Total Shareholders' Equity	18,620	15,607

Total Liabilities and Shareholders' Equity	$26,508	$25,032